                                                                 Exhibit 3.1.3


                            ARTICLES OF RESTATEMENT

                  TO THE ARTICLES OF INCORPORATION, AS AMENDED

                                       OF

                              PLC VENTURES CORP.,

                             a Florida corporation

         THE UNDERSIGNED, being the President of PLC VENTURES CORP, submits for filing the following articles of restatement to the Articles of Incorporation of PLC Ventures Corp., a Florida corporation, pursuant to Section 607.1007 of the Florida Business Corporation Act.

         1. The name of the corporation is PLC Ventures Corp. (the
"Corporation").

         2. The restatement of the Corporation's Articles of Incorporation includes amendments to the Articles that require shareholder approval, which requisite approval has been obtained by the written consent of the holders of a sufficient number of capital stock for approval, and has been approved by the Corporation's Board of Directors on August 31, 1998.

                          ARTICLE I. NAME AND ADDRESS

         The name of the Corporation is Access HealthMax Holdings, Inc. (the "Corporation"). The principal office address and mailing address of the Corporation is 2106 S. Orange Avenue, Orlando, Florida 32806.

                         ARTICLE II. NATURE OF BUSINESS

         This Corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

         The Corporation is authorized to issue 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

         The preferred stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional

                         ARTICLE IV. TERM OF EXISTENCE

         This Corporation is to exist perpetually.

                 ARTICLE VI. OPT OUT OF $607.0901 AND $607.0902

         The Corporation expressly elects not to be governed by Section
607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

         The Corporation expressly elects not to be governed by Section
607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

                          ARTICLE VII. INDEMNIFICATION

         The Corporation shall indemnify, or advance expenses to, to the fullest extent authorized or permitted by the Florida Business Corporation Act, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director of another corporation. The corporation shall also indemnify, or advance expenses to, to the fullest extent authorized or permitted by the Florida Business Corporation Act, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was an officer of the Corporation at the same time as he is or was a director of the Corporation, or is or was serving at the request of the Corporation as an officer of another corporation at the same time as he is or was a director of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the foregoing sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of the foregoing sentence may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

                      ARTICLE VIII. DIRECTORS AND OFFICERS

         The business of this Corporation shall be managed by its Board of Directors. The number of such directors shall be not less than one (1) and, subject to such minimum, may be increased or decreased from time to time in the manner provided for in the Corporation's By-laws.

                        ARTICLE IX. DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                              ARTICLE X. CONTRACTS

         No contract or other transaction between this Corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this Corporation is the other contracting party, or is, or at some future time becomes, an officer, director, or partner of such other contracting party, or has now or hereafter acquires a direct or indirect interest in such contract.

         3. These Amended and Restated Articles of Incorporation were adopted on August 27, 1998.

         I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on August 27, 1998 and that the number of votes cast was sufficient for approval.

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on August 27, 1998.



/s/ Patricia Cohen
------------------------------------
    Patricia Cohen, President

         The foregoing instrument was acknowledged before me on August 27, 1998, by Patricia Cohen, who is personally known to

                                             /s/ Nicole Johnson
                                             ----------------------------------
                                             Notary Public


         My commission expires: